Exhibit 10.3

FORM OF EXECUTIVE OFFICER
PERFORMANCE STOCK UNIT AWARD AGREEMENT
UNDER THE
TUTOR PERINI CORPORATION OMNIBUS INCENTIVE PLAN

Award Date:
Name of Grantee:
Target Number of Performance Stock Units:
Target Value:	$
Share Price:	$
Performance Period:

This Performance Stock Unit Award Agreement (“Agreement”) entered into by and between Tutor Perini Corporation (the “Company”) and the Grantee evidences the grant of the number of Performance Stock Units (“PSUs”) specified above (the “Award”) under the Tutor Perini Corporation Omnibus Incentive Plan (as the same may be amended, the “Plan”). The Award represents a promise to issue to the Grantee one share of Common Stock, par value $1.00 per share of the Company (the “Stock”) for each PSU, subject to the restrictions and conditions set forth herein and in the Plan. In addition, the Company hereby grants to the Grantee, with respect to each PSU granted hereunder, a Dividend Equivalent Right for cash dividends paid with respect to Stock with a record date after the Award Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent Right entitles the Grantee to receive the equivalent value of any such dividends paid on a single share of Stock in accordance with Section 4. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.

1.Incorporation of Plan and [EMPLOYMENT AGREEMENT/SEPARATION BENEFITS AGREEMENT]. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan and/or the Grantee’s [EMPLOYMENT AGREEMENT/SEPARATION BENEFITS AGREEMENT] with the Company, as such may be amended from time to time, unless a different meaning is specified herein.

2.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award acknowledging acceptance on the E*TRADE system.

3.Restrictions. Prior to the vesting of the PSUs as described in Section 4, the Grantee shall have no rights in the PSUs except as specifically provided herein.

(a)Voting Rights. Until such time as the shares of Stock underlying the PSUs are issued to the Grantee, the Grantee shall have no voting rights with respect to the PSUs.

(b)Restrictions on Transfer. The PSUs and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated and any such attempt to transfer any PSU and related Dividend Equivalent Rights will not be honored.

4.Vesting of Performance Stock Units.

(a)Vesting. The PSUs shall vest in accordance with the following schedule, subject to the achievement of the following performance criteria during the applicable performance period. Dividend Equivalent Rights will vest upon the vesting of the PSUs with respect to which the Dividend Equivalent Rights relate. For clarity, the number of Dividend Equivalent Rights that vest will be based upon the number of PSUs that vest. Upon the vesting of any PSUs, the restrictions and conditions in Section 3 of this Agreement with respect to such PSUs shall lapse and such PSUs shall become payable to the Grantee as set forth in Section 5. Any PSUs (and related Dividend Equivalent Rights) that remain outstanding and unvested immediately following the Vesting Date as a result of failing to become earned will be forfeited and terminated (for no consideration) as of immediately following the Vesting Date.

Vesting Date __________________
Target Shares __________________
Performance Period ______________________

[DESCRIPTION OF PERFORMANCE CRITERIA]

(b)Effect of Termination of Employment and Change in Control. Upon termination of employment, the Grantee’s rights to PSUs granted herein that are not vested in accordance with the provisions of Section 4(a) shall be treated as follows:
[POST-TERMINATION AND CHANGE IN CONTROL TREATMENT OF AWARD AND APPLICABLE DEFINITIONS REPLACED WITH TERMS OF EXECUTIVE’S EMPLOYMENT AGREEMENT OR SEPARATION BENEFITS AGREEMENT, AS APPLICABLE.]

5.Receipt of Payment upon Vesting. Upon the vesting of the PSUs as provided in Section 4, the Grantee shall receive one share of Stock for each PSU vested (and the related Dividend Equivalent Rights will be paid to the Grantee in cash in an amount equal to the corresponding Dividend Equivalent Account balance) on or as soon as administratively practicable after the applicable date on which such PSU vests (but in no event later than the 15th day of the third month following such vesting date). Shares of Stock acquired pursuant to this Agreement shall be issued and delivered to the Grantee by electronic book entry.

6.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for applicable income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required minimum tax withholding obligation satisfied (or such greater amount as may be permitted under applicable accounting standards), in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7.Miscellaneous.
(a)In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

(b)Notice hereunder shall be given to the Company at its principal place of business. By accepting this Award, the Grantee expressly acknowledges and agrees that the Company may deliver information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) to the Grantee regarding the Company and the Subsidiaries, the Plan, the PSUs and shares of Stock via Company web site or other electronic delivery.

(c)This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary.

(d)In the event of any conflict between this Agreement and the Plan, the Plan shall control.

(e)This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

TUTOR PERINI CORPORATION

By:
Name:
Title:

By accepting this Agreement through the E*TRADE system, I acknowledge I received a copy of the Plan; I represent that I have read and am familiar with this Agreement and the Plan's terms; I accept the Award subject to all of the terms and provisions of this Agreement and of the Plan, as the Plan may be amended in accordance with its terms; and I hereby accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Award.
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